EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following documents of PrivateBancorp, Inc. of our report dated February 28, 2008, with respect to the consolidated financial statements of PrivateBancorp, Inc. and the effectiveness of internal control over financial reporting of PrivateBancorp, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007:

•	Registration Statement (Form S-8 No. 333-147451) pertaining to the PrivateBancorp, Inc. Strategic Long-Term Incentive Compensation Plan.

•	Registration Statement (Form S-3 No. 333-143424) pertaining to the registration of $115 million of 3 5/8 contingent convertible senior notes due 2027 and the shares of common stock issuable upon conversion thereof, if any.

•	Registration Statement (Form S-8 No. 333-132509) pertaining to the PrivateBancorp, Inc. Savings, Retirement & Employee Stock Ownership Plan

•	Registration Statement (Form S-8 No. 333-124427) pertaining to the PrivateBancorp, Inc. Incentive Compensation Plan

•	Registration Statement (Form S-8 No. 333-104807) pertaining to the PrivateBancorp, Inc. Incentive Compensation Plan and the PrivateBancorp, Inc. Deferred Compensation Plan

•	Registration Statement (Form S-8 No. 333-43830) pertaining to the PrivateBancorp, Inc. Amended and Restated Stock Incentive Plan and the PrivateBancorp, Inc. Savings and Retirement Plan (formerly known as The PrivateBank and Trust Company Savings and Retirement Plan)

•	Registration Statement (Form S-8 No. 333-88289) pertaining to the PrivateBancorp, Inc. Amended and Restated Stock Incentive Plan

/s/  Ernst & Young LLP

Chicago, Illinois
February 28, 2008